Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro to Acquire Sunlight Supply Inc., Marking Major Step Forward in the Evolution of The Hawthorne Gardening Company
Pending acquisition of largest hydroponic distributor in the U.S. will benefit customers while driving growth and synergies that enhance shareholder value

•	Combined company will have annualized sales of approximately $600 million and directly service more than 1,800 hydroponic retail stores in North America
• Management to launch ‘Project Catalyst’ to drive synergies of $35 million and $0.60 to $0.80 improvement in non-GAAP adjusted EPS for fiscal 2019
• Transaction valued at $450 million includes $25 million of SMG equity
• Sunlight management expected to join ScottsMiracle-Gro upon completion of transaction

MARYSVILLE, Ohio (April 17, 2018) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as hydroponic growing products, today announced it has entered into a definitive agreement to acquire the assets of Sunlight Supply Inc., in a transaction that will greatly enhance the ability of SMG’s wholly-owned subsidiary, The Hawthorne Gardening Company, to meet the needs of the rapidly evolving hydroponic products marketplace.

The transaction will create a direct distribution model for Hawthorne that will service more than 1,800 hydroponic retail customers throughout the United States.

Hawthorne, which had 2017 sales of approximately $290 million, owns leading hydroponic brands such as Gavita, Botanicare, Can-Filters, and General Hydroponics. Sunlight Supply is the largest distributor of hydroponic products in the United States. Within the last year, Sunlight opened a state-of-the-art 350,000-square foot distribution center in Vancouver, Washington and has eight other distribution facilities across North America.

Among the many benefits of the transaction, Hawthorne will possess the most technologically advanced supply chain in the hydroponic supply industry. By being able to ship directly, Hawthorne will have greatly enhanced relationships with hydroponic retailers, giving it greater visibility into current market trends, retail inventory levels and point-of-sale data that will allow it to operate more effectively.

“We are creating a game-changing moment for ScottsMiracle-Gro, for Hawthorne, the hydroponic products industry and the users of our products,” said Jim Hagedorn,

chairman and CEO of ScottsMiracle-Gro. “Combining Hawthorne’s industry-leading product portfolio with Sunlight’s unparalleled distribution capabilities and complementary portfolio will benefit consumers and all stakeholders in the hydroponic marketplace. It reinforces our confidence in the future of this industry and takes Hawthorne to a new level as a business with unique competitive advantages.”

Transaction details and financial implications

In fiscal 2017, Sunlight Supply recorded sales of approximately $460 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $55 million. On a combined basis, Hawthorne and Sunlight Supply are expected to have combined annualized sales of approximately $600 million. About 20 percent of Sunlight’s current sales come from distributing Hawthorne’s products and are therefore excluded from the annualized estimate. Additionally, both businesses are expected to see unit volume declines in 2018 due to a temporary disruption to the California marketplace.

In fiscal 2018, the transaction is expected to be dilutive by $0.30 to $0.40 per share on a non-GAAP adjusted basis. The dilution is attributable to the timing of the expected close of the deal, non-cash purchase accounting adjustments including amortization, increased deal costs, and increased interest expense.

Upon completion of the transaction, which is expected by June 1, the Company is launching an initiative it is calling ‘Project Catalyst,’ which calls for Hawthorne to achieve no less than $35 million in financial synergies by the end of fiscal 2019. The Company expects to incur approximately $15-20 million in restructuring charges to achieve those synergies. Benefits from the transaction are expected to improve year-over-year non-GAAP adjusted earnings by $0.60 to $0.80 per share in fiscal 2019.

The Company has set a goal for Hawthorne to achieve segment profit of approximately $120 million and operating profit margin of 17 to 18 percent by the end of fiscal 2020.

“We have been deliberate in the steps we’ve taken thus far in creating the Hawthorne portfolio and made sure not to disrupt the marketplace as we’ve grown,” Hagedorn said. “The pending acquisition of Sunlight Supply now gives us the green light to aggressively optimize the businesses we’ve acquired and create a more efficient business that better serves the needs of consumers and our customers and drives value for our shareholders.”

Terms of the transaction call for ScottsMiracle-Gro to pay $425 million in cash and $25 million in SMG equity to Sunlight Supply upon completion of the deal. The transaction, which is subject to regulatory approval, will be financed using the Company’s existing credit facility. ScottsMiracle-Gro expects to have a debt-to-adjusted EBITDA ratio slightly above 4.0 times at the completion of the transaction.

“We are extremely pleased with the financial terms of the transaction,” said Randy Coleman, chief financial officer for ScottsMiracle-Gro. “The synergies from combining the businesses makes the transaction even more financially attractive. However, purchase accounting adjustments, deal costs, and financing costs from the deal will trigger a leverage ratio higher than our previously stated goals. Because we believe a leverage ratio of 3.5 times is appropriate for our business, we will focus on returning to that level by the end of fiscal 2019. This will likely slow our share repurchase efforts for the next several quarters, although we have not changed our long-term commitment to return cash to shareholders.”

ScottsMiracle-Gro will release complete financial results for its fiscal second quarter on May 1 and expects to provide a detailed overview of the expected impact of the Sunlight Supply transaction on its 2018 financial guidance. The Company currently expects it will announce that Hawthorne segment sales declined approximately 30 percent in the second quarter, including the impact of past acquisitions. The Company also anticipates reporting a 5 percent decline in second quarter sales for its U.S. Consumer segment as extremely unseasonable weather has delayed the start of the lawn and garden season in many key U.S. markets.

“The entire hydroponic industry continues to see pressure on sales due to the recent regulatory changes in California,” Hagedorn said. “We now expect the challenges in California to continue throughout the balance of fiscal 2018. Because our long-term optimism about this category is unchanged, however, we see no reason for these near-term challenges to delay the implementation of our strategy.”

Combination creates benefits for the hydroponic growing supply industry

The combination of Hawthorne and Sunlight Supply will create immediate benefits for consumers, retailers, and vendors throughout the hydroponic products industry. Upon completion of the acquisition, Hawthorne will have a fully vertically integrated operating model that will ship directly to retailers, providing unmatched capabilities in the industry. The Company believes the transaction will make Hawthorne the preferred distributor for the majority of other manufacturers in this space.

Synergies from the transaction will allow Hawthorne to invest in improved service, more attractive promotional programs for its retail partners, as well as benefit consumers with unique R&D efforts to improve the effectiveness of hydroponic growing products.

“In deciding to join forces with Hawthorne we were seeking a partner who shared our long-term optimism for this industry and was focused on further improving the experience for our retail dealers and current vendors,” said Craig Hargreaves, founder and CEO of Sunlight Supply. “This is an innovative and smart combination that allows our industry to take a giant step forward and benefits consumers and all of Sunlight’s current stakeholders. We are truly excited to become part of the ScottsMiracle-Gro family and to partner with Hawthorne in creating the most important company in the hydroponic products industry.”

Business operations and leadership team

Hawthorne Gardening Co. will remain based in New York although significant operations will be consolidated in Vancouver, Washington, where Sunlight Supply is based and recently opened a world-class and fully automated manufacturing and distribution facility. Chris Hagedorn will continue to serve as general manager of Hawthorne. Doug Hargreaves, currently executive vice president at Sunlight Supply, is expected to be the lead of operations at Hawthorne upon completion of the deal. Craig Hargreaves is also expected to join ScottsMiracle-Gro in a highly visible capacity upon completion of the deal that allows him to influence Hawthorne’s long-term strategy.

“Craig and Doug Hargreaves are not just seasoned business operators, but are among the most respected people in the U.S. hydroponic industry today,” Hagedorn said. “Completing this deal was contingent on both of them joining our team. I welcome them and the entire Sunlight team as we begin this exciting new chapter.”

Wells Fargo Securities acted as financial advisor to ScottsMiracle-Gro in connection with this transaction.

ScottsMiracle-Gro Leadership provides more commentary on acquisition

Parties interested in learning more about the transaction are encouraged to listen to recorded comments made by ScottsMiracle-Gro management. Those comments can be accessed by calling 855-859-2056 (passcode: 4817419) or via webcast by visiting the Company’s investor relations website www.investor.scotts.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

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Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact the Company’s business and results of operations;

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Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Disruptions in availability or increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

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Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

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Certain of our products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	In the event the Restated Marketing Agreement for consumer Roundup products terminates, we would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622